EXHIBIT 16.1

October 26, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of SunLink Health Systems, Inc. Form 8-K dated October 26, 2004, and have the following comments:

1. We agree with the statements made in Item 4.01 section a.

2. We have no basis on which to agree or disagree with the statements made in Item 4.01 section b.

Yours truly,

/S/  DELOITTE & TOUCHE LLP